Exhibit 2.1

SECURITIES EXCHANGE AGREEMENT

BY AND AMONG

SIBLING ENTERTAINMENT GROUP HOLDINGS, INC.,

NEWCO4EDUCATION I, LLC,

and

THE MEMBERS OF NEWCO4EDUCATION I, LLC.

Dated as of December 30, 2010

TABLE OF CONTENTS

-i-

TABLE OF EXHIBITS

Exhibit A	Schedule of N4E Members
Exhibit B	Form of Certificate of Designation
Exhibit C	Form of Lock Up Agreement
Exhibit D	Form of Stock Restriction Agreement

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CROSS-REFERENCE TO DEFINED TERMS

Defined Term	Page
Affiliate	2
Agreement	2
Benefit Plans	10
Business	1
Closing	3
Closing Date	3
Code	2
Common Stock	9
Contract	2
Debentures	14
Debt Resolution LLC	14
Debt Settlement	14
Environmental Claim	7
Environmental Laws	7
ERISA	2
Exchange Act	1
Hazardous Materials	7
Intellectual Property	2
Lock-Up Agreement	3
N4E	1
N4E Member	1
N4E Member Representative	16
N4E Members	1
N4E Shares	1
Ownership Percentage	1
person	18
Records	2
Regulation D	1
Requesting Party	4
SEC	1
Securities Act	1
Settling Debenture Holders	14
SIBE	1
SIBE Shares	1
Stock Restriction Agreement	3
Surviving Liabilities	15
Tax Returns	2
Taxes	2
Trade Secrets	2

-iii-

SECURITIES EXCHANGE AGREEMENT

THIS SECURITIES EXCHANGE AGREEMENT is made and entered into as of this 30th day of December, 2010, by and among SIBLING ENTERTAINMENT GROUP HOLDINGS, INC., a Texas corporation (“SIBE”), NEWCO4EDUCATION I, LLC, a Georgia limited liability company (“N4E”), and all of the members of N4E (each of whom is a “N4E Member” and all of whom together are collectively, the “N4E Members”).  The name, address, and percentage membership interest (the “Ownership Percentage”) of each N4E Member is set forth on Exhibit A.  The N4E Members collectively hold all of the outstanding limited liability company membership interests of N4E.

Background

N4E owns certain business plans and proprietary information regarding the acquisition education management organizations and the management and operation of charter and other schools (the “Business”).  After giving effect to the transactions contemplated by Section 7.3 and Section 7.4, at Closing, SIBE will exit the entertainment business and have no entertainment business activities or assets.  SIBE is a public company that files reports pursuant to the Securities and Exchange Act of 1934 (the “Exchange Act”) and its common stock is traded on the Pink Sheets under the symbol SIBE.  SIBE is not current in its Exchange Act reports.  SIBE and the N4E Members desire to make this Agreement for the purpose of setting forth certain representations, warranties, covenants, and agreements in connection with the transactions contemplated hereby.  SIBE is issuing the SIBE Shares to the N4E Members in reliance upon the exemption from securities registration pursuant to Section 4(2) and/or Regulation D (“Regulation D”) as promulgated by the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”).  The N4E Members are selling and delivering the N4E Shares to SIBE upon in reliance upon an exemption from the registration provisions of the Securities Act referred to as the 4(1)½ exemption.  It is the intent of the parties that (a) the contribution of the N4E shares to SIBE in exchange for the SIBE Shares will qualify as a tax-free exchange under Section 351 of the Internal Revenue Code of 1986 and (b) the transaction will be accounted for as a reverse acquisition.

Agreement

For and in consideration of the premises and the mutual representations, warranties, covenants, and agreements contained herein, the parties hereto, intending to be legally bound, agree:

Article 1   Purchase and Sale of Shares

Section 1.1       Agreement to Sell.  For the consideration hereinafter provided, and upon and subject to the terms and conditions set forth in this Agreement, at the Closing, the N4E Members shall sell, assign, transfer, convey, and deliver to SIBE and SIBE shall purchase and acquire all of the outstanding limited liability company membership interests of N4E (the “N4E Shares”), with each N4E Member selling the number of N4E Shares set forth adjacent to the name of such N4E Member on Exhibit A.  The N4E Members shall sell and deliver the N4E Shares free and clear of all liens, claims, charges, encumbrances, and security interests whatsoever, other than restrictions on transfer imposed by federal and state securities laws.

Section 1.2       Purchase Price.  The purchase price for the N4E Shares purchased from each N4E Member shall be paid solely by issuance of shares of Series Common Stock, par value $.0001 of SIBE (the “SIBE Shares”) having the rights, privileges, and preferences described on Exhibit B, with each N4E Member receiving the number of SIBE Shares set forth adjacent to the name of such N4E member on Exhibit A.  SIBE shall issue and deliver the SIBE Shares free and clear of all liens, claims, charges, encumbrances, and security interests whatsoever, other than restrictions on transfer imposed by federal and state securities laws.

Section 1.3       Certain Definitions.  The capitalized terms set forth below, are used herein with the meanings thereafter ascribed.

“Affiliate” means a person controlling, controlled by, or under common control with a person.  As used in the preceding sentence, “control” means ownership of at least five percent of the outstanding equity securities or, the ability by contract or otherwise to direct the affairs of such person.  Each officer and director of a person is an Affiliate of that person.

“Agreement” means this Securities Exchange Agreement, the SIBE Disclosure Letter, and the N4E Members Disclosure Letter, together with any amendments or modifications hereto and thereto.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” or “Contracts” means all contracts, agreements, arrangements, or understandings, written or oral, by which N4E or SIBE, as the case may be, receives any right or benefit or undertakes any liability or obligation.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Intellectual Property” means N4E’s business plan, know-how, and proprietary information regarding the management and operation of charter schools.

“Records” shall mean information inscribed on a tangible medium (such as paper) or a magnetic or digital medium (such as a disk drive or tape) including, without limitation, files and records, including correspondence with clients, books of account, employment records, records pertaining to suppliers, and other written materials.

“Tax Returns” means any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund, or other document or information filed with or submitted to, or required to be filed with or submitted to, any governmental entity in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any legal requirement relating to any Tax.

“Taxes” means any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, Social Security, unemployment, disability, real property, personal property, sales, use, transfer, value added, concession, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge, or duty of any kind whatsoever and any interest, penalty, addition, or additional amount thereon imposed, assessed, or collected by or under the authority of any governmental entity or payable under any tax-sharing agreement or any other Contract.

“Trade Secrets” means information which derives economic value, actual or potential, from not being generally known and not being readily ascertainable to other persons who can obtain economic value from its disclosure or use and which is the subject of efforts that are reasonable under the circumstances to maintain its secrecy or confidentiality.  Trade Secrets includes, without limitation,  (a) any application, operating system, communication system, or other computer software (whether in source or object code) and the documentation related thereto, whether or not copyrighted, patented or patentable, related to or used in the Business; and (b) information concerning the customers, services, pricing strategies, personnel assignments, and policies of SIBE and N4E or any parent or subsidiary, or matters concerning the financial affairs and management of SIBE or N4E or any parent, subsidiary, or affiliate of SIBE; provided however, that Trade Secrets shall not include any Excluded Information.

Article 2   Procedure for Closing

Section 2.1       Closing.  The closing (the “Closing”) of the transactions contemplated by this Agreement shall take place at the offices of Krevolin & Horst, LLC, 1201 West Peachtree Street, Suite 3250, Atlanta, Georgia 30309, at 10:00 a.m. EST, on the third (3rd) business day immediately following the date on which the last of the conditions set forth in Article 6   hereof is fulfilled or waived, or at such other time, date, and place as the N4E Members and SIBE shall mutually agree.  The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.”

Section 2.2       Deliveries at Closing.  At the Closing, each of the following items shall be delivered:

(a)           The N4E Members shall deliver to SIBE the following:

(i)           certificates evidencing all N4E Shares, duly endorsed for transfer and otherwise in a form suitable for transfer on the books of N4E;

(ii)          the minute book, the Articles of Organization and Operating Agreement of N4E, and a certificate of existence of N4E; and

(iii)         such other evidence of the performance of all covenants and the satisfaction of all conditions required of the N4E Members by this Agreement at or prior to the Closing Date as SIBE or its counsel may reasonably require.

The documents and certificates to be delivered hereunder by or on behalf of the N4E Members on the Closing Date shall be in form and substance reasonably satisfactory to SIBE and its counsel.

(b)           SIBE shall deliver to the N4E Members the following:

(i)           the SIBE Shares to be issued to the N4E Members in payment of the Purchase Price, registered in the names of the N4E Members set forth in Exhibit A;

(ii)         a lock up agreement in the form of Exhibit C (the “Lock-Up Agreement”) executed by each of Mitchell Maxwell and Ray Meyer;

(iii)        a stock restriction agreement in the form of Exhibit D (the “Stock Restriction Agreement”) executed by N4E Members Amy Savage-Austin, Gerry L. Bedore, Jr., Stephen C. Carlson, Timothy G. Drake, Oswald Anthony Gayle, and A. Dixon McLeod;

(iv)        the minute books of SIBE, containing all minutes of meetings and actions taken by the written consent with out a meeting of the Board of Directors and shareholders of SIBE, the original certificate of formation and all amendments thereto, the bylaws, and manually signed copies of all reports filed with SEC; and

(v)         evidence of the performance of all covenants and the satisfaction of all conditions required of SIBE by this Agreement at or prior to the Closing Date as the N4E Members or its counsel may reasonably require.

The documents and certificates to be delivered hereunder by or on behalf of SIBE on the Closing Date shall be in form and substance reasonably satisfactory to the N4E Members and their counsel.

Section 2.3        Further Assurances.  At the request of a party to this Agreement (a “Requesting Party”), the other parties hereto, from time to time after the Closing, will execute, acknowledge, and deliver to the Requesting Party such instruments of conveyance and transfer and will take such other actions and execute and deliver such other documents, certifications, and further assurances as the Requesting Party may reasonably request to carry out, evidence, and confirm the intended purposes of this Agreement.

Article 3   Representations and Warranties of the N4E Members

For the purpose of inducing SIBE to enter into this Agreement, each N4E Member individually represents to SIBE as to such N4E Member only that:

(a)           Such N4E Member owns of record and beneficially, the N4E Shares set forth adjacent to the name of such N4E member on Schedule 1 hereto, and on the Closing Date will have good title to the N4E Shares to be delivered to SIBE as provided in Section 2.2 hereof, free and clear of all claims, liens, charges, encumbrances, and options, whatsoever, including any rights of N4E or of any third parties whatsoever with respect thereto;

(b)           Such N4E Member has full power, authority, and legal capacity to execute, deliver, and perform this Agreement, without the approval or consent of any third party, and has duly and validly executed and delivered this Agreement;

(c)           This Agreement constitutes a binding obligation of such N4E Member and is enforceable against such N4E Member in accordance with its terms;

(d)           The SIBE Shares are being acquired for such N4E Member’s own account without the participation of any other person, with the intent of holding the SIBE Shares for investment and without the intent of participating, directly or indirectly, in a distribution of the SIBE Shares and not with a view to, or for resale in connection with, any distribution of the SIBE Shares;

(e)           Such N4E Member is able to bear the economic risks of the investment in the SIBE Shares, including the risk of a complete loss of such N4E Member’s investment therein;

(f)           Such N4E Member understands and agrees that the SIBE Shares will be issued and sold to such N4E Member without registration under any state law relating to the registration of securities for sale, and will be issued and sold in reliance on the exemptions from registration under the Securities Act provided by Sections 3(b) and/or 4(2) thereof and the rules and regulations promulgated thereunder;

(g)           The SIBE Shares cannot be offered for sale, sold, or transferred by such N4E Member other than pursuant to: (A) an effective registration under the Securities Act or in a transaction otherwise in compliance with the Securities Act; and (B) evidence satisfactory to SIBE of compliance with the applicable securities laws of other jurisdictions.  SIBE shall be entitled to rely upon an opinion of counsel satisfactory to it with respect to compliance with the above laws;

(h)           Such N4E Member acknowledges that such N4E Member has had the opportunity to ask questions of and receive answers from SIBE and any person acting on its behalf, and to obtain all material information reasonably available with respect to SIBE and its affairs.

Article 4   Representations and Warranties of N4E

For the purpose of inducing SIBE to enter into this Agreement, N4E represents and warrants to SIBE that:

Section 4.1        Title to Shares, Authority, Investment Intent.

(a)           The N4E Members collectively own of record and beneficially, all outstanding N4E Shares.  The N4E Members have and on the Closing Date will have good title to the N4E Shares to be delivered to SIBE as provided in Section 2.2 hereof, free and clear of all claims, liens, charges, encumbrances, and options, whatsoever, including any rights of N4E or of any third parties whatsoever with respect thereto.

(b)           The N4E Members have duly and validly executed and delivered this Agreement.  The N4E Members have the full legal capacity and the full legal right, power, capacity, and authority to enter into and perform this Agreement and to consummate the transactions contemplated hereby without the consent or approval of any other person or entity.  This Agreement constitutes a binding obligation of the N4E Members and is enforceable against the N4E Members in accordance with its terms.

Section 4.2        Organization and Qualification.  N4E is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Georgia.  N4E is duly qualified and is in good standing as a foreign limited liability company in each jurisdiction in which the nature of the property or assets owned by N4E or the nature of the operations or business conducted by N4E requires such qualification and where the failure to be so qualified would have a material adverse effect on N4E.

Section 4.3        Subsidiaries and Joint Ventures.  No shares of any corporation or any ownership or other investment interest, either of record, beneficially, or equitably, in any association, partnership, joint venture, or other legal entity are owned or controlled by N4E.

Section 4.4        Authority.  The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby by N4E and the N4E Members have been duly and validly authorized and approved by all necessary action on the part of N4E and the N4E Members.  This Agreement is the legal, valid, and binding obligation of N4E, enforceable against N4E in accordance with its terms.  Neither the execution and delivery of this Agreement by N4E and the N4E Members nor the consummation of the transactions contemplated hereby will (a) violate the Articles of Organization or Operating Agreement of N4E, (b) violate any provisions of law or any order of any court or any governmental unit to which either N4E or the N4E Members are a party or by which it or any of their properties or assets may be bound, (c) (i) conflict with, result in a breach of, or constitute a default under, any indenture, mortgage, lease, agreement, or other instrument to which either N4E or the N4E Members are a party or by which it or they or any of its or their assets or properties may be bound, or (ii) result in the creation of any lien, charge, or encumbrance upon any of the assets or properties of N4E or result in the acceleration of the maturity of any payment date of any of the liabilities of N4E, or increase or adversely affect the obligations of N4E thereunder, (d) violate any material term or provision of, result in a default, give rise to any right of termination, cancellation, or acceleration, or cause the loss of any right or option, under any Contracts, the breach of which would have a material adverse effect on N4E or the Business or the consummation of the transactions contemplated hereby, or (e) result in any encumbrance upon any of the assets or properties of N4E.

Section 4.5        Capitalization.  All outstanding N4E Shares are duly and validly issued, fully paid and non-assessable, and were issued in full compliance with all federal, state, and local laws, rules, and regulations, and at closing will be owned, of record and beneficially, by the N4E Members.  There is no subscription right, option, warrant, convertible security, or other right (contingent or other) presently outstanding, for the purchase, acquisition, or sale of N4E Shares or any other securities of N4E, or any securities convertible into or exchangeable for N4E Shares or other securities of N4E.  There are no accrued distributions, accumulated distributions, N4E Share appreciation rights, phantom N4E Shares, or similar rights in existence.  At Closing there will be no agreements purporting to restrict the transfer of the outstanding N4E Shares, no voting agreements, voting trusts, or other arrangements restricting or affecting the voting of the N4E Shares, and none of the N4E Shares are currently pledged or held as security by any person or entity.

Section 4.6        Personal Property.  N4E owns or has the right to use all of its assets free and clear of all liens, claims, charges, security interests, and other encumbrances of any kind and of any nature.

Section 4.7        Intellectual Property.  N4E is the sole and exclusive owner of all right, title, and interest in and to the Intellectual Property free and clear of all liens, security interests, charges, encumbrances, equities, or other adverse claims (including without limitation undisclosed distribution rights).  N4E has not received notice of, and to the best knowledge of both N4E and the N4E Members there is no basis for, any claim, charge, action, suit, or preceding against N4E involving:  (a) unfair competition with respect to any intangible property right of any third person or entity; (b) infringement by the Intellectual Property of any patent, trademark, trade name, copyright, trade secret, or other intellectual property right of any third party; (c) the improper use of the trade secrets, formulae, or intellectual property of others; or (d) a claim that any trademark, trade name, service mark, or logo in use or proposed for use by N4E is likely to be confused with a trademark, trade name, service mark, or logo of a third party.  There are no outstanding, nor to the best knowledge of N4E and the N4E Members are there any threatened, disputes or other disagreements with respect to (e) ownership of the Intellectual Property, (f) any licenses or similar agreements or arrangements, or (g) infringement by a third party of any of the Intellectual Property.  N4E has taken all steps reasonably necessary to protect its right, title, and interest in and to the Intellectual Property and the continued use of the Intellectual Property.  N4E has used commercially reasonable efforts to protect the confidentiality of all of its other confidential and proprietary information and that of third parties which is or has been in its possession.

Section 4.8        Insurance.  N4E currently has no insurance covering its properties and business.

Section 4.9        Environmental Matters.

(a)           N4E has not received notice of any Environmental Claim filed or threatened against it or against any other person or entity whose liability for any Environmental Claim has been retained or assumed either contractually or by operation of law;

(b)           N4E has not disposed of, emitted, discharged, handled, stored, transported, used, or released any Hazardous Materials (or arranged for any of the foregoing), or exposed any employee or other individual to any Hazardous Materials or condition so as to give rise to any liability or corrective or remedial obligation under any Environmental Laws;

(c)           No Hazardous Materials are, to the knowledge of N4E, present in, on, or under any properties owned, leased, or used at any time (including both land and improvements thereon) by N4E, and, to the knowledge of N4E, no reasonable likelihood exists that any Hazardous Materials will come to be present in, on, or under any properties owned, leased, or used at any time (including both land and improvements thereon) by N4E so as to give rise to any material liability or corrective or remedial obligation under any Environmental Laws.

As used herein, “Environmental Claim” means any notice, claim, act, cause of action or investigation by any Person alleging potential liability arising out of, based on or resulting from the presence, or release into the environment, of any Hazardous Materials or any violation, or alleged violation, of any Environmental Law.  As used herein, “Environmental Laws” means all federal, state, local and foreign laws and regulations relating to pollution or protection of the environment or the protection of human health.  As used herein, “Hazardous Materials” means chemicals, pollutants, contaminants, wastes, toxic substances, radioactive and biological materials, asbestos-containing materials (ACM), hazardous substances, petroleum and petroleum products or any fraction thereof, excluding, however, any chemicals used or waste generated as a result of typical office and janitorial activities.

Section 4.10     Litigation.  There are no claims, charges, arbitrations, grievances, actions, suits, proceedings, or investigations pending against, or affecting N4E at law or in equity or admiralty, or before or by any federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign.  N4E is not in default under or in violation of any order, writ, injunction, or decree of any federal, state, municipal court, or other governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, affecting N4E.

Section 4.11     Brokers and Finders.  Neither N4E, the N4E Members, nor any Affiliate has incurred any obligation or liability, contingent or otherwise, for any brokerage or finder’s fee or agent’s commission or other similar payment in connection with this Agreement or the transactions contemplated by this Agreement.

Section 4.12     Taxes.  Except as set forth in Section 4.12 of the N4E Members Disclosure Letter:

(a)           N4E has filed or caused to be filed on a timely basis all Tax Returns required to be filed by or with respect to N4E, either separately or as a member of a group of corporations.  N4E has not requested any extension of time within which to file any Tax Return, except as to Tax Returns that have since been timely filed.  All Tax Returns filed by (or that include on a consolidated basis) N4E are complete and correct and comply with applicable legal requirements.  N4E has paid, or made provision for the payment of, all taxes that have or could have become due for all periods covered by any Tax Return or otherwise, including pursuant to any assessment received by N4E.  N4E has withheld or collected and paid to the proper authority all taxes required to be withheld, collected, or paid by it.

(b)           No claim has ever been made by any governmental entity in a jurisdiction where N4E does not file Tax Returns that it is or could be subject to taxation by that jurisdiction, nor is there any reasonable basis for such a claim.  No Tax Return of N4E is under audit by the IRS or other governmental entity, and no notice of such an audit has been received by N4E.  There are no threatened proceedings for, or relating to, Taxes, and there are no matters under discussion with the IRS or other governmental entity with respect to Taxes.  No issues relating to Taxes have been raised in writing by the IRS or other governmental entity during any pending audit, and no issues relating to Taxes have been raised in writing by the IRS or other governmental entity in any audit that could recur in a later taxable period.  There is no proposed Tax assessment against N4E.  N4E has not given, or been requested to give, waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of N4E or for which N4E could be liable.  No lien or encumbrance for Taxes exists with respect to any assets of N4E, except statutory liens for Taxes not yet due.

(c)           N4E is not, and has been, a member of any affiliated group of corporations (other than a group of which N4E is the common parent) which has filed a combined, consolidated, or unitary income Tax Return with any governmental entity.  N4E is not liable for the Taxes of any Person under Treasury Regulation Section 1.1502-6 or any similar provision of any applicable legal requirement, as a transferee or successor, by contract, or otherwise.

Section 4.13     Labor Matters.  N4E has never had employees and has never maintained or contributed to any plan that is an employee benefit plan as defined in Section 3(3) of ERISA, nor any other pension, profit sharing, retirement, deferred compensation, disability, hospitalization, medical, life insurance, or other similar employee benefit plan, program, policy, or arrangement.

Section 4.14     Governmental Approval and Consents.  No authorization, consent, approval, designation, order, declaration by, or filing with, any public body, governmental authority, bureau, or agency is necessary or required as a condition to the validity of this Agreement or the consummation of the transactions contemplated hereby.

Section 4.15     Taxes.  N4E has timely filed all federal and foreign income and employment tax returns and all state, county, and local income, property, employment, and other tax returns required to be filed it.

Section 4.16     Compliance with Laws.  N4E, to the best of its knowledge, is not engaging in any activity or omitting to take any action that is or creates a violation of any law, statute, ordinance, or regulation applicable to N4E or the Business, which violation would have a material adverse effect on N4E or the Business.  N4E is not subject to any judgment, order, writ, injunction, or decree issued by any court or any governmental or administrative body or agency which materially affects N4E, the Business, or any of the assets and properties of the Business.

Section 4.17     Correctness of Representations.  No representation or warranty or other statement made by the N4E Members in this Agreement, the N4E Members Disclosure Letter, or otherwise in connection with the transactions contemplated by this Agreement contains any untrue statement of material fact or omits to state a material fact necessary to make the statements in this Agreement or therein, in light of the circumstances in which they were made, not misleading.

Article 5   Representations and Warranties of SIBE

SIBE hereby represents and warrants to N4E and the N4E Members as follows:

Section 5.1        Organization and Qualification.  SIBE is a corporation duly organized, validly existing, and in good standing under the laws of the State of Texas, and has all corporate power and authority to conduct its business, to own, lease, or operate its properties in the places where such business is conducted and such properties are owned, leased, or operated.  SIBE is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the in which the nature of the property or assets owned by SIBE or the nature of the operations or business conducted by SIBE requires such qualification and where the failure to be so qualified would have a material adverse effect on SIBE.

Section 5.2        Subsidiaries and Joint Ventures.  Except as disclosed in SIBE’s periodic Securities & Exchange Commission reports, no shares of any corporation or any ownership or other investment interest, either of record, beneficially, or equitably, in any association, partnership, joint venture, or other legal entity are owned or controlled by SIBE.

Section 5.3        Authority.  SIBE has full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery, and performance of this Agreement and the delivery of the SIBE Shares have been duly and validly authorized and approved by all necessary action on the part of SIBE.  This Agreement is the legal, valid, and binding obligation of SIBE and is enforceable against SIBE in accordance with its terms, except as enforceability may be limited by applicable equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally, and by the exercise of judicial discretion in accordance with equitable principles.  Neither the execution and delivery of this Agreement by SIBE, nor the consummation by SIBE of the transactions contemplated hereby, will (a) violate SIBE’s Certificate of Formation or Bylaws, as amended, (b) violate any provisions of law or any order of any court or any governmental unit to which SIBE is subject, or by which its assets are bound, or (c) conflict with, result in a breach of, or constitute a default under any indenture, mortgage, lease, agreement, or other instrument to which SIBE is a party or by which its assets or properties are bound.

Section 5.4        SIBE Capitalization.  Immediately prior to Closing, the authorized capital stock of SIBE will consist of 100,000,000 shares of Common Voting Equity Stock, par value $.0001 per share (“Common Stock”), of which 10,000,000 shares are Series Common Stock.  Immediately prior to Closing, after giving effect to the issuance of 1,052,632 shares of Series Common Stock to the holders of the Debentures in furtherance of the Debt Settlement, 46,635,816 shares of Common Stock and 1,052,632 shares of Series Common Stock will be duly and validly issued and outstanding.  All outstanding shares of Common Stock (including Series Common Stock) have been duly and validly issued, fully paid and non-assessable, and were issued in full compliance with all federal, state, and local laws, rules, and regulations.  Upon issuance in accordance with the term of this Agreement, the SIBE Shares will be duly and validly issued, fully paid and non-assessable, and issued in full compliance with all federal, state, and local laws, rules, and regulations.  Other than the obligation of SIBE to issue the SIBE Shares pursuant to this Agreement and the warrants listed in Section 7.5(b), there is no subscription right, option, warrant, convertible security, or other right (contingent or other) outstanding, for the purchase, acquisition, or sale of Common Stock or any other securities of SIBE, or any securities convertible into or exchangeable for Common Stock or other securities of SIBE.  There are no stock appreciation rights, phantom stock, or similar rights in existence.  There are no agreements purporting to restrict the transfer of the Common Stock or the SIBE Shares, no voting agreements, voting trusts, or other arrangements restricting or affecting the voting of the Common Stock or the SIBE Shares.

Section 5.5        Books and Records.

(a)           The books of account and other records of SIBE are in all material aspects complete and correct and have been maintained in accordance with generally accepted accounting principles consistently applied throughout the periods involved.

(b)           The minute books of SIBE contain complete and correct records of all meetings held of, and actions taken by written consent of, the holders of voting securities of SIBE, the board of directors, and committees of the board of directors of SIBE.  No meeting of any such holders, board of directors, committee has been held, and no other action has been taken, for which minutes or other evidence of action have not been prepared and are not contained in such minute books.

(c)           the Certificate of Formation of SIBE, and all amendments thereto, certified by the Secretary of State of Texas;

(d)           the Bylaws of SIBE and all amendments thereto, certified as true, correct, and complete by the Secretary of SIBE; and

(e)           The stockholder records maintained by Interwest Transfer Company, the stock transfer agent of SIBE contain an accurate record of the holders of all outstanding shares of Common Stock of SIBE.

Prior to Closing, SIBE provided the N4E Members true, complete, and correct copies of all of the materials described above.

Section 5.6        SEC Filings.  Except as set forth in Section 5.6 of the SIBE Disclosure Letter, SIBE has timely filed all reports required to be filed with the Securities and Exchange Commission.  Each report filed with the Securities and Exchange Commission is complete and accurate in all material respects.

Section 5.7        Business Activities.  SIBE has had business operations that are not nominal and is not a shell company as defined in Rule 405 promulgated pursuant the Securities Act of 1933.

Section 5.8        Liabilities.  After giving effect to the Debt Settlement, the N4E Members have no Contracts, liabilities, obligations, or debts of any nature whatsoever (whether known or unknown and whether absolute, accrued, contingent, or otherwise) other than the amounts due to certain trade creditors listed in Section 7.5 of this Agreement and the liabilities, obligations, and debts listed in Section 7.5 of the SIBE Disclosure Letter.

Section 5.9        Employees and Employee Benefit Plans.  As of the Closing, SIBE has no employees.  No officer, director, or agent of SIBE is party to any agreement or arrangement which provides for the payment of any bonus, severance, or other compensation at or after Closing.  SIBE does not have, and has never had any plan that is an employee benefit plan as defined in Section 3(3) of ERISA, nor any other pension, profit sharing, retirement, deferred compensation, disability, hospitalization, medical, life insurance, or other similar employee benefit plan, program, policy, or arrangement (collectively, “Benefit Plans”).  SIBE had not made and is not obligated to make any contribution to any Benefit Plan.

Section 5.10     Insurance.  SIBE currently has no insurance covering its properties and business.

Section 5.11     Environmental Matters.

(a)           SIBE has not received notice of any Environmental Claim filed or threatened against it or against any other person or entity whose liability for any Environmental Claim has been retained or assumed either contractually or by operation of law;

(b)           SIBE has not disposed of, emitted, discharged, handled, stored, transported, used, or released any Hazardous Materials (or arranged for any of the foregoing), or exposed any employee or other individual to any Hazardous Materials or condition so as to give rise to any liability or corrective or remedial obligation under any Environmental Laws;

(c)           No Hazardous Materials are, to the knowledge of SIBE, present in, on, or under any properties owned, leased, or used at any time (including both land and improvements thereon) by SIBE, and, to the knowledge of SIBE, no reasonable likelihood exists that any Hazardous Materials will come to be present in, on, or under any properties owned, leased, or used at any time (including both land and improvements thereon) by SIBE so as to give rise to any material liability or corrective or remedial obligation under any Environmental Laws.

Section 5.12     Litigation.  To the best of SIBE’s knowledge, there are no claims, charges, arbitrations, grievances, actions, suits, proceedings, or investigations pending against, or affecting SIBE at law or in equity or admiralty, or before or by any federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, nor is there any basis for the assertion of any such claim, charge, grievance, action, suit, proceeding, or investigation by or against SIBE.  SIBE is not in default under or in violation of any order, writ, injunction, or decree of any federal, state, municipal court, or other governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, affecting the Business or SIBE.  There are no unsatisfied judgments or orders against SIBE.

Section 5.13      Taxes.  Except as set forth in Section 5.13 of the SIBE Disclosure Letter:

(a)           SIBE has filed or caused to be filed on a timely basis all Tax Returns required to be filed by or with respect to SIBE, either separately or as a member of a group of corporations.  SIBE has not requested any extension of time within which to file any Tax Return, except as to Tax Returns that have since been timely filed.  All Tax Returns filed by (or that include on a consolidated basis) SIBE are complete and correct and comply with applicable legal requirements.  SIBE has paid, or made provision for the payment of, all taxes that have or could have become due for all periods covered by any Tax Return or otherwise, including pursuant to any assessment received by SIBE.  SIBE has withheld or collected and paid to the proper authority all taxes required to be withheld, collected, or paid by it.

(b)           No claim has ever been made by any governmental entity in a jurisdiction where SIBE does not file Tax Returns that it is or could be subject to taxation by that jurisdiction, nor is there any reasonable basis for such a claim.  No Tax Return of SIBE is under audit by the IRS or other governmental entity, and no notice of such an audit has been received by SIBE.  There are no threatened proceedings for, or relating to, Taxes, and there are no matters under discussion with the IRS or other governmental entity with respect to Taxes.  No issues relating to Taxes have been raised in writing by the IRS or other governmental entity during any pending audit, and no issues relating to Taxes have been raised in writing by the IRS or other governmental entity in any audit that could recur in a later taxable period.  There is no proposed Tax assessment against SIBE.  SIBE has not given, or been requested to give, waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of SIBE or for which SIBE could be liable.  No lien or encumbrance for Taxes exists with respect to any assets of SIBE, except statutory liens for Taxes not yet due.

(c)           SIBE is not, and has been, a member of any affiliated group of corporations (other than a group of which SIBE is the common parent) which has filed a combined, consolidated, or unitary income Tax Return with any governmental entity.  SIBE is not liable for the Taxes of any Person under Treasury Regulation Section 1.1502-6 or any similar provision of any applicable legal requirement, as a transferee or successor, by contract, or otherwise.

Section 5.14     Compliance with Laws.  SIBE, to the best of its knowledge, is not engaging in any activity or omitting to take any action that is or creates a violation of any law, statute, ordinance, or regulation applicable to SIBE or the Business, which violation would have a material adverse effect on SIBE or the Business.  SIBE is not subject to any judgment, order, writ, injunction, or decree issued by any court or any governmental or administrative body or agency which materially affects SIBE, the Business, or any of the assets and properties of the Business.

Section 5.15     Brokers and Finders.  Neither SIBE nor any Affiliate has incurred any obligation or liability, contingent or otherwise, for any brokerage or finder’s fee or agent’s commission or other similar payment in connection with this Agreement or the transactions contemplated by this Agreement.

Section 5.16      Governmental Approval and Consents.  No consent, approval, or authorization of, or declaration, filing, or registration with, any governmental or regulatory authority is required in connection with the execution, delivery, and performance of this Agreement or the consummation of the transactions contemplated hereby.

Section 5.17      Investment Intent.

(a)           The N4E Shares being acquired for SIBE’s own account without the participation of any other person, with the intent of holding the N4E Shares for investment and without the intent of participating, directly or indirectly, in a distribution of the N4E Shares and not with a view to, or for resale in connection with, any distribution of the N4E Shares;

(b)           SIBE is able to bear the economic risks of the investment in the N4E Shares, including the risk of a complete loss of SIBE's investment therein;

(c)           SIBE understands and agrees that the N4E Shares will be sold and transferred to SIBE without registration under any state law relating to the registration of securities for sale, and will be sold and transferred in reliance on the exemptions from registration under the Securities Act provided by Sections 3(b) and/or 4(2) thereof and the rules and regulations promulgated thereunder;

(d)           The N4E Shares cannot be offered for sale, sold, or transferred by SIBE other than pursuant to: (A) an effective registration under the Securities Act or in a transaction otherwise in compliance with the Securities Act; and (B) evidence satisfactory to N4E of compliance with the applicable securities laws of other jurisdictions.  N4E shall be entitled to rely upon an opinion of counsel satisfactory to it with respect to compliance with the above laws; and

(e)           SIBE has had the opportunity to ask questions of and receive answers from N4E and any person acting on its behalf, and to obtain all material information reasonably available with respect to N4E and its affairs, and has received satisfactory answers to all such questions and received all documents and other information requested of N4E.

Section 5.18     SEC Reports.  SIBE will cause Mitchell Maxwell and Christian Fitzgerald to participate in and sign all delinquent SEC reports and the 10K for the year ended December 31, 2010.

Section 5.19     Correctness of Representations.  No representation or warranty or other statement made by SIBE in this Agreement, the SIBE Disclosure Letter, or otherwise in connection with the transactions contemplated by this Agreement contains any untrue statement of material fact or omits to state a material fact necessary to make the statements in this Agreement or therein, in light of the circumstances in which they were made, not misleading.

Article 6   Conditions Precedent to Obligations of SIBE

The obligation of SIBE to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction by N4E and the N4E Members on or before the Closing Date, of each of the following conditions, all or any of which may be waived in writing, in whole or in part, by SIBE:

Section 6.1        Representations and Warranties of N4E and the N4E Members.  All information required to be furnished or delivered by the N4E Members pursuant to this Agreement shall have been furnished or delivered as of the date hereof and as of the Closing Date, as required hereunder; the representations and warranties made by the N4E Members and N4E in Article 3  hereof shall be true and correct on and as of the Closing Date.

Section 6.2        Compliance by N4E and the N4E Members.  N4E and the N4E Members shall have duly performed all of the covenants, agreements, and conditions contained in this Agreement to be performed by N4E and the N4E Members on or prior to the Closing Date.

Section 6.3        No Injunction, Etc.  No action, proceeding, investigation, regulation, or legislation shall be pending or threatened which seeks to enjoin, restrain, or prohibit SIBE, or to obtain substantial damages from SIBE, in respect of the consummation of the transactions contemplated hereby, or which seeks to enjoin the Business, which, in the reasonable judgment of SIBE, would make it inadvisable to consummate the transactions contemplated by this Agreement.

Section 6.4        No Adverse Change.  There shall not have been any material adverse change in the Business or condition, financial or otherwise, of N4E since September 30, 2010.

Section 6.5        Proceedings.  The form and substance of all opinions, certificates, assignments, orders, and other documents and instruments, hereunder shall be satisfactory in all reasonable respects to SIBE and its counsel.

Section 6.6        Closing Documents.  SIBE shall have received each of the agreements, instruments, and certificates described in Section 2.2(a), in each case executed by N4E, the N4E Members, or the other parties thereto.

Section 6.7        N4E Shareholders.  The N4E Members shall hold all of the issued and outstanding N4E Shares.

Section 6.8        Stock Restriction Agreements.  N4E Members Amy Savage-Austin, Gerry L. Bedore, Jr., Stephen C. Carlson, Timothy G. Drake, Oswald Anthony Gayle, Robert Giordano, and A. Dixon McLeod shall have each executed and delivered to SIBE a Stock Restriction Agreement.

Article 7   Conditions Precedent to Obligations of the N4E Members

The obligation of the N4E Members to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date hereunder, of each of the following conditions, all or any of which may be waived, in whole or in part, by the N4E Members:

Section 7.1        Continuation of Professional Relationships.  SIBE shall have executed engagement letters satisfactory to the N4E Members to continue the engagement of:

(a)           Anslow & Jaclin LLP its law firm through the conclusion of the transaction congtemplated by this Agreement and the filing of an 8-K with respect to this transaction; and

(b)           Uniack, its current accounting firm, to (i) audit the financial statements and prepare the related portions of 10K filings for all years for which a 10-K has not been filed and for the fiscal year ended December 31, 2010 and (ii) review the unaudited quarterly financial statements for all quarters for which a 10Q has not been filed.

Section 7.2        Designation of Series Common Stock.  SIBE’s Board of Directors shall have adopted resolutions designating the Powers, Preferences, and Rights of Series Common Stock and filed a Certificate of Designation of Powers, Preferences, and Rights of Series Common Stock in the form of Exhibit A with the Secretary of State of Texas.

Section 7.3        Debt Settlement.  SIBE shall have (a) conveyed the Theatricals Loan to a limited liability company (the “Debt Resolution LLC”), (b) issued all of the limited liability company membership interests of Debt Resolution LLC to the holders of SIBE’s outstanding 13% Series AA Secured Convertible Debentures (the “Debentures”) who have executed agreements acceptable to the N4E Members releasing SIBE from liability in respect of the Debentures (the “Settling Debenture Holders”); (c) issued in the aggregate approximately 1,052,632 shares of its Series Common Stock to the Settling Debenture Holders, and (d) received from each Settling Debenture Holder, an agreement acceptable to the N4E Members releasing SIBE from liability in respect of the Debentures.  The transactions contemplated by this Section 7.3 are sometimes referred to as the “Debt Settlement”.

Section 7.4        Elimination of Certain Obligations.  SIBE shall have taken all necessary action to terminate all options, warrants, and rights to purchase Common Stock not contemplated by Section 1.2 (issuance of Series Common Stock in payment of the Purchase Price) and Section 7.3 (the Debt Settlement) and, except for the Surviving Liabilities listed in Section 7.5, there shall be no obligation of SIBE to pay:

(a)           any accrued dividends, accumulated dividends, or make any other distribution in respect of the Common Stock;

(b)           any accrued and unpaid salary, vacation time, benefits, expense reimbursements, or other amounts due to any past or present employee, officer, or director of SIBE;

(c)           any accounts payable or other amounts to any independent contractor, or any provider of supplies, products, or services;

(d)           any fine, judgment, settlement, or similar obligation;

(e)           any loan, advance, or other indebtedness whatsoever.

Section 7.5        Surviving Liabilities.  After giving effect to the Debt Settlement and Section 7.4:

(a)           the liabilities of SIBE (the “Surviving Liabilities”) shall not exceed $65,500 as follows:

(i)           $20,000.00 due to Rosenberg Rich Baker Berman & Company, its previous accounting firm;

(ii)           $4,500.00 due to Uniack, its current accounting firm;

(iii)           $30,000.00 due to Anslow & Jaclin LLP its law firm;

(iv)           $700.00 due to Broadview for the most recent NOBO list;

(v)           $300.00 due to Interwest Transfer Company its stock transfer agent; and

(vi)           up to $10,000.00 due to other miscellaneous creditors;

(b)           The outstanding options, warrants to purchase Common Stock or other securities of SIBE shall consist of 2,045,000 warrants with an exercise price of $.20 and 2,045,000 warrants with an exercise price of $.50.

Section 7.6        Board of Directors.  At Closing, the number of directors on SIBE’s board of directors shall have been fixed at 7 members.  Mitchell Maxwell and Christian Fitzgerald shall be the only serving directors and there shall be 5 vacancies.  Prior to Closing, the Board of Directors shall have appointed Gerald F. Sullivan, Amy Savage-Austin, PhD, and Stephen C. Carlson, PhD to fill 3 of the vacancies with a term of office to commence the day following the Closing.

Section 7.7        Appointment of Officers.  SIBE’s Board of Directors shall have elected the following officers with a term of office to commence the day following the Closing:

Chairman	Gerald F. Sullivan

Chief Executive Officer	Stephen C. Carlson

Secretary, Treasurer, and Chief Financial Officer	Oswald Anthony Gayle

Section 7.8        Lock Up Agreements.  Mitchell Maxwell and Ray Meyer shall have each executed and delivered a Lock-Up Agreement.

Section 7.9        Stock Restriction Agreements.  N4E Members Amy Savage-Austin, Gerry L. Bedore, Jr., Stephen C. Carlson, Timothy G. Drake, Oswald Anthony Gayle, and A. Dixon McLeod shall have each executed and delivered to SIBE a Stock Restriction Agreement.

Section 7.10     Certificate Regarding Representations and Warranties.  All information required to be furnished or delivered by SIBE pursuant to this Agreement shall have been furnished or delivered as of the date hereof and the Closing Date as required hereunder; the representations and warranties made by SIBE in Article 5  hereof shall be true and correct in all material respects.

Section 7.11     Compliance by SIBE.  SIBE shall have duly performed all of the covenants, agreements, and conditions contained in this Agreement to be performed by SIBE on or before the Closing Date.

Section 7.12     No Injunction, Etc.  No action, proceeding, investigation, regulation, or legislation shall be pending or overtly threatened which seeks to enjoin, restrain, or prohibit N4E or the N4E Members or to obtain substantial damages from N4E or the N4E Members in respect of the consummation of the transactions contemplated hereby, which, in the reasonable judgment of the N4E Members would make it inadvisable to consummate such transactions.

Section 7.13     Certificates.  The N4E Members shall have received from SIBE all such certificates, dated as of the Closing Date, as N4E shall reasonably request to evidence the fulfillment by SIBE, or such other satisfaction as of the Closing Date, of the terms and conditions of this Agreement.

Article 8   General Provisions

Section 8.1        The N4E Member Representative.

(a)           In order to efficiently administer this Agreement, the N4E Members, by their signature to this Agreement hereby appoints Richard P. Smyth (the “N4E Member Representative”) as the sole agent and attorney-in-fact of such N4E member to:

(i)           give and receive notices required or permitted to be given to or by the N4E Members;

(ii)           waive compliance by SIBE with any condition or covenant in this Agreement;

(iii)           amend the terms and conditions of this Agreement after the Closing, provided that no amendment that materially increases the obligations of any N4E Member shall be effective with out the written consent of the affected N4E Member;

(iv)           prosecute and settle any claim of the N4E Members against SIBE arising under this Agreement; and

(v)           prosecute and settle any claim of the N4E Members arising under the Lock-Up Agreements;

(b)           SIBE is hereby authorized to rely on the instructions and decisions of the N4E Member Representative, and no N4E Member shall have any cause of action against SIBE for any action taken by SIBE in reliance upon the instructions or decisions of the N4E Member Representative.  All actions, decisions, and instructions of the N4E Member Representative taken pursuant to Section 8.1(a) shall be conclusive and binding upon the N4E Members, and no N4E Member shall have any cause of action against the N4E Member Representative for any action taken, decision made, or instruction given by the N4E Member Representative under this Agreement, except for fraud or a willful breach of the scope of Section 8.1(a) by the N4E Member Representative.

Section 8.2        Public Announcements.  The N4E Member Representative and SIBE will consult with each other before issuing any press releases or otherwise making any public statements or filings with governmental entities with respect to this Agreement or the transactions contemplated hereby and shall not issue any press releases or make any public statements or filings with governmental entities prior to such consultation and shall modify any portion thereof if the other party objects thereto, unless the same may be required by applicable law.

Section 8.3        Fees and Expenses.  Except as otherwise specifically provided in this Agreement, SIBE shall pay all fees and expenses incurred by SIBE, the N4E Members, and by N4E in connection with the transactions contemplated by this Agreement, including without limitation all legal, accounting, and professional advisor fees incurred by SIBE, N4E, and the N4E Members.

Section 8.4        Notices.  All notices, request, demands, and other communications hereunder shall be in writing and shall be effective when delivered (a) in person or by courier or when received by facsimile transmission, or (ii) five days after deposit, postage-prepaid, in the U.S. Mail, or mailed by registered first class or certified mail, in each case addressed as follows:

If to the N4E Members:

Richard P. Smyth, Member Representative
3500 Lenox Road
Suite 1500
Atlanta, GA 30326

If to N4E:

Newco4Education I, LLC
3500 Lenox Road
Suite 1500
Atlanta, GA 30326
Attn:  Gerald F. Sullivan

If to SIBE:

Sibling Entertainment Group Holdings, Inc.
4 Washington St, 2nd Floor
Tenafly, NJ 07670
Attn:  Mitchell Maxwell

With a copy (which shall not constitute notice) to:

Richard I. Anslow
Anslow & Jaclin, LLP
195 Route 9 South, Suite 204
Manalapan, New Jersey 07726

or to such other address as the parties hereto may designate in writing to the other in accordance with this Section 8.4.  Any party may change the address to which notices are to be sent to it by giving written notice of such change of address to the other parties in the manner above provided for giving notice.

Section 8.5        No Benefit to Others.  The representations, warranties, covenants, and agreements contained in this Agreement are for the sole benefit of the parties hereto, and their heirs, executors, administrators, legal representatives, successors, and assigns and they shall not be construed as conferring any rights on any other persons, or limiting any rights of any party hereto against any other person or entity.

Section 8.6        Headings, Gender, and Person.  All section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement, and shall not affect in any way the meaning or interpretation of this Agreement.  Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the context requires.  Any reference to a “person” herein shall include an individual, firm, corporation, partnership, trust, governmental authority or body, association, unincorporated organization or any other entity.

Section 8.7        Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when each counterpart has been signed by each party and delivered to the other party hereto.

Section 8.8        Integration of Agreement.  This Agreement supersedes all prior agreements, oral and written, between the parties hereto with respect to the subject matter hereof.  Neither this Agreement, nor any provision hereof, may be changed, waived, discharged, supplemented, or terminated orally, but only by an agreement in writing signed by the party against which the enforcement of such change, waiver, discharge, or termination is sought.

Section 8.9        Governing Law.  This Agreement shall be construed under the laws of the State of Georgia, without giving effect to its conflict of laws.  The parties agree that any appropriate state court sitting in Fulton County, Georgia or any Federal Court sitting in the Northern District of Georgia (Atlanta Division) (collectively, the “Permitted Courts”), shall have exclusive jurisdiction of any case or controversy arising under or in connection with this Agreement and shall be a proper forum in which to adjudicate such case or controversy, and each party irrevocably: (a) consents to the jurisdiction of the Permitted Courts in such actions, (b) agrees not to plead or claim that such litigation brought in the Permitted Courts has been brought in an inconvenient forum, and (c) waives the right to object, with respect to such suit, action, or proceeding, that such court does not have jurisdiction over such party.  In any suit, arbitration, mediation, or other proceeding to enforce any right or remedy under this Agreement or to interpret any provision of this Agreement, the prevailing party will be entitled to recover its costs, including reasonable attorneys’ fees, and all costs and fees incurred on appeal or in a bankruptcy or similar action.

Section 8.10     Severability.  Whenever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision or provisions had never been contained herein unless the deletion of such provision or provisions would result in such a material change as to cause completion of the transactions contemplated hereby to be unreasonable.  The court in its discretion may substitute for the deleted provision an enforceable provision which reasonably approximates the excluded provision.

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be executed all as of the day and year first above written.

SIBE:

Sibling Entertainment Group Holdings, Inc.

By:	/s/ Mitchell Maxwell
Mitchell Maxwell, Chief Executive Officer

N4E:

Newco4Education I, LLC

By:	/s/ Gerald F. Sullivan
Gerald F. Sullivan, President

N4E MEMBERS:

/s/ Amy Savage-Austin
Amy Savage-Austin

/s/ Gerry L. Bedore Jr.
Gerry L. Bedore Jr.

Broad Street Ventures

By:	/s/ James H. Brennan III

Name:	James H. Brennan III

Title:	Managing Member

/s/ Stephen C. Carlson
Stephen C. Carlson

/s/ Timothy G. Drake
Timothy G. Drake

Equations Investments, LLC

By:	/s/ Rob Vance

Name:	Rob Vance

Title:	President

Foundation For Innovation in Education, Inc.

By:	/s/ William Ross
William Ross, President

/s/ Oswald Anthony Gayle
Oswald Anthony Gayle

KHB Investments, LLC

By:	/s/ Douglas P. Krevolin
Douglas P. Krevolin, Managing Member

Lightmas & Delk

By:	/s/ Glenn Delk

Name:	Glenn Delk

Title:	Partner

/s/ A. Dixon McLeod
A. Dixon McLeod

Meshugeneh, LLC

By:	/s/ Richard P. Smyth

Name:	Richard P. Smyth

Title:	Managing Member

Private Capital Ltd Inc.

By:	/s/ Daniel Hollis
Daniel Hollis, President

Pro-Com Communications, LLC

By:	/s/ Wayne Shortridge

Name:	Wayne Shortridge

Title:	Manager

/s/ William Ross
William Ross

/s/ Richard P. Smyth
Richard P. Smyth

/s/ Gerald F. Sullivan
Gerald F. Sullivan

Viraxid Corporation

By:	/s/ Marcy J. Gagnon

Name:	Marcy J. Gagnon

Title:	President

EXHIBIT A
TO
SECURITIES EXCHANGE AGREEMENT

Schedule of N4E Members
N4E Member Name and Address	N4E Shares	SIBE Shares

Amy Savage-Austin 3570 Emily Way Atlanta, GA 30349	261,000	261,000

Gerry L. Bedore Jr. 1827 E. Wildflower Lane Casa Grande, AZ 85122	261,000	261,000

Broad Street Ventures 735 Broad Street Suite 400 Chattanooga, TN Attention: Jim Brennan	200,000	200,000

Stephen C. Carlson 3140 St. Andrews Circle Duluth, GA 30096	476,500	476,500

Timothy G. Drake 5042 W. Harrison Street Chandler, AZ 85226	261,000	261,000

Equations Investments, LLC 3329 Rockingham Road North Greensboro, NC 27407	518,900	518,900

Foundation For Innovation in Education, Inc. 1355 Peachtree Street Suite 1150 Atlanta, Georgia 30305 Attention: William Ross	3,263,869	3,263,869

Oswald Anthony Gayle 3065 Goldmist Drive Buford, Georgia 30519	200,000	200,000

KHB Investments, LLC 1201 West Peachtree Street Suite 3250 Atlanta, GA 30309 Attention: Douglas P. Krevolin	261,000	261,000

Exhibit A

Lightmas & Delk 1355 Peachtree Street Suite 1150 Atlanta, Georgia 30305	518,900	518,900

A. Dixon McLeod 2612 Berwick Walk Snellville, Georgia 30078	200,000	200,000

Meshugeneh, LLC 1355 Peachtree Street Suite 1150 Atlanta, Georgia 30305 Attention: Richard Smyth	518,900	518,900

Private Capital Ltd Inc. 3500 Lenox Road Suite 1500 Atlanta, GA 30326 Attention: Daniel W. Hollis	200,000	200,000

Pro-Comm Communications, LLC 2881 Peachtree Rd. NE Suite 2405 Atlanta, GA 30305 Attention: Wayne Shortridge	200,000	200,000

William Ross 784 Patterson Drive Metter, GA 30439	261,000	261,000

Richard P. Smyth 1355 Peachtree Street Suite 1150 Atlanta, Georgia 30305	518,900	518,900

Gerald F. Sullivan 352 Blue Heron Bluff Dawsonville, GA 30534	518,900	518,900

Viraxid Corporation PO Box 2943 Cleveland, GA 30528 Attention: Marcy Gagnon	200,000	200,000

Exhibit A

EXHIBIT B
TO
SECURITIES EXCHANGE AGREEMENT

Certificate of Designation
Omitted in Exhibit 2.1

EXHIBIT C
TO
SECURITIES EXCHANGE AGREEMENT

Form of Lock Up Agreement
Omitted in Exhibit 2.1

EXHIBIT D
TO
SECURITIES EXCHANGE AGREEMENT

Form of Stock Restriction Agreement
Omitted in Exhibit 2.1